Exhibit 99.1

AWBC – 2006 Q1 Earnings

April 25, 2006

AMERICANWEST BANCORPORATION
CONTACT:	Robert M. Daugherty	President and CEO
	Diane L. Kelleher	Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES 2006 FIRST QUARTER RESULTS AND INITIATION OF A QUARTERLY CASH DIVIDEND

Spokane, Washington – April 25, 2006 – AmericanWest Bancorporation (Nasdaq: AWBC) today announced that net income for the quarter ended March 31, 2006 was $1.6 million or $0.15 per diluted share. This compares to $3.1 million or $0.30 per diluted share for the quarter ended March 31, 2005 and $4.0 million or $0.37 per diluted share for the quarter ended December 31, 2005.

Robert M. Daugherty, President and Chief Executive Officer, said that “During the first quarter we successfully completed our acquisition of Columbia Trust Bank, grew our organic loan portfolio by 4%, improved our overall credit quality and continued our expansion in the Idaho market. Unfortunately, we also experienced challenges related to one large commercial loan and lower than anticipated growth in consumer loans and deposits.

“During the quarter, a long standing loan relationship of $6.3 million suddenly and unexpectedly deteriorated. A number of Pacific Northwest banks had made similar credit extensions based on the guarantor’s participation. This issue resulted in an interest reversal of $358 thousand and, after collecting $1.6 million from sale of the marketable securities portion of the collateral pool, the bank decided to treat the remaining credit on a conservative basis and wrote off $2.4 million. The bank is continuing its efforts to obtain repayment on the balance of the relationship from the remaining collateral and other remedies. It must be emphasized that positive changes in our credit administration and underwriting instituted since late 2004 have predominately resulted in sound credits. The legacy credit relationship referred to above had been identified in the past by current management as substandard; however, due to its performance and the high net worth of the guarantor, the relationship remained on accrual status. The relationship was placed on nonaccrual status this quarter when performance ceased and the previously relied upon guarantor sought relief under a Chapter 11 Bankruptcy.

“In addition, through building the team and infrastructure we have laid the groundwork to support a higher level of growth, but it is taking longer than anticipated to hit our full stride. However, we remain confident in our ability to recognize portfolio growth and manage our expenses, including expansion plans, to achieve higher earnings throughout the remainder of 2006. Since most of the merger related transaction costs were capitalized or booked by CTB prior to the close of the transaction, their impact on EPS was minimal.”

AWBC – 2006 Q1 Earnings

April 25, 2006

AWBC is also announcing that its Board of Directors has initiated a quarterly cash dividend of $0.03 per share, initially payable on May 31, 2006 to shareholders of record at the close of business on May 5, 2006. Mr. Daugherty explained that, “Many of our investors are accustomed to the receipt of dividends from firms as part of their overall return. Our capital position is strong and we are well positioned to deliver this benefit to shareholders and still have the capital that we need to support our growth initiatives.”

COMPANY EXPANSION:

On March 15, 2006, AWBC completed its acquisition of Columbia Trust Bancorp (CTB), the parent company of Columbia Trust Bank. The total transaction value of $39.5 million was comprised of $17.5 million in cash, $18.0 million in common stock, $2.6 million in the value of options assumed and $1.4 million in direct costs. AWBC acquired total assets of $230 million and total deposits of $176 million from CTB. Total transaction expenses of $2.5 million included $1.4 million of expenses capitalized by AWBC, $771 thousand of merger expenses that were booked by CTB prior to the close of the transaction, $300 thousand of expenses related to reclassification of premises into held for sale and $57 thousand of other miscellaneous expenses. AWBC’s management anticipates cost savings in excess of $3 million on an annualized basis as a result of combining these operations. CTB has financial centers located in Pasco, Kennewick, Sunnyside and Yakima, Washington through which it provides commercial banking services. The combined company now operates 45 financial centers throughout Central and Eastern Washington and Northern Idaho; two of these financial centers will be consolidated during the second quarter of 2006.

AWBC has previously announced that its principal subsidiary, AmericanWest Bank (AWB), has received regulatory approval to open de novo financial centers in the high growth markets of Sandpoint and Coeur d’Alene, Idaho. The Sandpoint financial center opened during the first quarter and the Coeur d’Alene financial center is expected to open during the fourth quarter of 2006. AWBC also recently announced that AWB has submitted an application to the Utah State Department of Financial Institutions for regulatory approval to open a lending office in the Salt Lake City, Utah metropolitan area where members of AWBC’s senior management team have long standing relationships. AWB intends to open the office as soon as regulatory approval is obtained, anticipated to be in May, 2006. AWB has full expectations of opening full-service financial center operations in this rapidly growing Utah market later this calendar year.

Mr. Daugherty expressed that “We are on track to achieve the projected cost savings and accretion resulting from the CTB acquisition. We have also expanded our loan and deposit generation capabilities throughout our existing footprint and in our expansion markets of Central Washington and Northern Idaho. The positive impact of these investments and the Utah expansion will enable further enhancements in revenue growth.”

LOAN GROWTH AND CREDIT QUALITY:

Gross loans increased $186 million or 19% to $1.149 billion at March 31, 2006 as compared to $963 million at December 31, 2005. Of this increase, $146 million relates to loans acquired from CTB. AWBC loan growth, excluding the CTB acquired portfolio, grew $41 million or 4.2% during the quarter, including an increase of $53 million in commercial and industrial loans and commercial real estate loans which was offset by an $8 million decrease in agriculture loans and additional decreases in the other loan categories. The percentage of commercial real estate loans remained consistent at 52% at March 31, 2006 compared to December 31, 2005.

AWBC – 2006 Q1 Earnings

April 25, 2006

Total nonperforming loans were $15.3 million or 1.33% of total gross loans at March 31, 2006 as compared to $14.5 million or 1.50% as of December 31, 2005 and $31.4 million or 3.46% of total gross loans at March 31, 2005. The $859 thousand net increase in nonperforming loans during the quarter is due to gross increases in nonperforming loans of $8.5 million, and the acquisition of CTB, which contributed $1.4 million in nonperforming loans. This increase was partially offset by the payoff and paydown of $6.4 million of nonperforming loans, and by charge off of portions of two impaired relationships totaling $2.7 million. The decrease from the prior year is due mainly to management’s continued aggressive efforts to collect on past due loans and to improve the overall credit quality of the portfolio.

Total nonperforming assets, including foreclosed real estate and other foreclosed assets, were $16.8 million or 1.26% of total assets as of March 31, 2006 compared to $16.7 million or 1.51% of total assets at December 31, 2005 and $33.3 million or 3.26% of total assets at March 31, 2005. The CTB acquisition resulted in an increase of $0.1 million in foreclosed real estate. The reduction in the ratio primarily reflects the increase in our asset base as total nonperforming assets remained stable. Reductions in foreclosed real estate and other foreclosed assets of $0.8 million during the quarter consisted of $0.5 million from the sale of assets and $0.3 million resulting from write downs in asset values.

Subsequent to quarter end, additional payoffs of nonperforming loans and sales of foreclosed real estate and other foreclosed assets occurred, totaling $1.9 million. Based on total loans and total assets as of March 31, 2006, these reductions would have decreased the nonperforming loans to total loans by 12 basis points and nonperforming assets to total assets by 15 basis points.

The Company’s accruing loans that were delinquent in excess of 30 days were $3.3 million or 0.28% of total loans at March 31, 2006 compared to $9.8 million or 1.02% of total loans at December 31, 2005 and $5.0 million or 0.54% of total loans at March 31, 2005.

The allowance for loan losses was $14.6 million at March 31, 2006 compared to $14.4 million at December 31, 2005 and $16.9 million at March 31, 2005. At March 31, 2006, the allowance for loan losses as a percentage of total gross loans was 1.27% as compared to the December 31, 2005 ratio of 1.49% and the March 31, 2005 ratio of 1.87%. The decline from the prior quarter and year end is due to the resolution of various nonperforming loans. The loan loss provision for the quarter ended March 31, 2006 was $782 thousand compared to no provision taken during the quarter ended December 31, 2005 and $1.1 million for the quarter ended March 31, 2005. During the quarter ended March 31, 2006, AWBC charged off $2.7 million of loans. Of this amount, $2.4 million was related to the one large legacy relationship discussed above. Additionally, another relationship resulted in a $0.3 million writeoff during the quarter. For the quarter ended March 31, 2005, writeoffs were also $2.7 million.

Mr. Daugherty explained that, “The positive changes in our credit culture are resulting in improvements in our ongoing credit processes and quality; however, our experience during the last few quarters reminds us that despite our best efforts to clean up the loan portfolio, surprises may arise from time to time. The resolution of our credit issues is expected to continue at a brisk pace.”

AWBC – 2006 Q1 Earnings

April 25, 2006

DEPOSIT AND BORROWING BALANCES:

Total deposits have increased $185 million or 20.6% to $1.082 billion at March 31, 2006 as compared to $897 million at December 31, 2005. Noninterest bearing demand accounts have increased 21.5%, NOW, Savings and MMDA accounts have increased 20.7%, and time deposits have increased 19.9%. Of this increase, $176 million relates to the CTB acquisition. Excluding CTB, core deposits grew $4.9 million for the quarter. The proportion of deposits to total assets has remained steady at 81% compared to the prior year end. AWBC is focused on building its customer relationships and driving higher deposit and loan balances through its existing and new locations to enhance its profitability.

Federal Home Loan Bank advances increased to $79.8 million at March 31, 2006 as compared to $70.6 million at December 31, 2005. This increase is due mainly to $10.6 million of advances acquired related to the CTB acquisition offset by pay downs of other borrowings.

During the quarter ended March 31, 2006, AmericanWest Statutory Trust, II (Trust), a wholly-owned business trust subsidiary of AWBC, was formed for the exclusive purposes of issuing and selling capital securities and utilizing the sale proceeds to acquire junior subordinated debt issued by AWBC. The Trust issued $7.2 million of trust preferred securities with a 30 year maturity. This issuance of debt plus the $3.1 million in subordinated debt acquired which related to CTB caused a $10.3 million increase in subordinated debt when compared to December 31, 2005.

NET INTEREST MARGIN AND NET INTEREST INCOME:

The net interest margin was 5.15% for the quarter ended March 31, 2006 compared to 5.30% for the quarter ended December 31, 2005 and 5.65% for the similar quarter of the prior year.

•	Interest reversals of $358 thousand related to one large borrower subtracted 13 basis points from this quarter’s net interest margin. Otherwise, the net interest margin would have been fairly steady compared to the prior quarter end.

•	The yield on assets has increased to 7.53% during the quarter ended March 31, 2006 as compared to 7.38% from the prior quarter and increased 35 basis points from 7.18% in the similar quarter of the prior year.

•	The cost of interest bearing liabilities has increased 36 basis points to 3.08% from 2.72% in the prior quarter and has increased 114 basis points from 1.94% in the similar quarter of the prior year.

•	The cost of interest bearing deposits has increased 30 basis points to 2.83% from 2.53% in the prior quarter and has increased 104 basis points from 1.79% in the similar quarter of the prior year.

During this period of rising interest rates, the slower rise in the loan yield as compared to the cost of interest bearing liabilities is attributable to deliberate changes in the loan portfolio to improve overall credit quality. These results are also indicated in the improvements in the credit quality ratios. At the same time, the cost of deposits has been rising faster than expected as the competition for deposits has intensified.

Net interest income was $13.2 million for the quarter ended March 31, 2006 compared to $13.8 million in the prior quarter and $13.3 million for the similar quarter of the prior year.

AWBC – 2006 Q1 Earnings

April 25, 2006

NONINTEREST INCOME AND EXPENSE:

Noninterest income was $1.8 million for the quarter ended March 31, 2006 compared to $2.0 million for the similar period of the prior year. The noninterest income for the quarter ended December 31, 2005 was $2.6 million. During the most recent quarter, AWBC reclassified three buildings related to the acquisition of CTB as held for sale and recorded a loss of $0.3 million. These buildings total $1.5 million and are included in the statement of condition in premises and equipment, net. Partially offsetting this loss, AWBC sold its mortgage servicing during the first quarter which resulted in a gain of $0.2 million. During the quarter ended December 31, 2005, AWBC sold its bank card portfolio and recorded a gain on the transaction of $0.7 million which explains the majority of the decrease when comparing the fourth quarter of the prior year to the current quarter.

Noninterest expense was $11.7 million for the quarter ended March 31, 2006 as compared to $9.5 million for the similar period of the prior year. This $2.1 million increase consists of higher salaries and employee benefits of $1.3 million, foreclosed real estate and other foreclosed assets expense of $0.4 million and other expenses of $0.4 million.

•	Salaries and employee benefits increased due to the FTE count increasing to 450 at March 31, 2006 from 360 at March 31, 2005. This includes the expansion with CTB and new Idaho financial centers plus building up the overall relationship management team during 2005 to support ongoing growth.

•	During the first quarter of 2006, AWBC also modified its vacation policy to be more competitive which resulted in a one time expense of $0.2 million.

•	Effective January 1, 2006 AWBC adopted Statement of Financial Accounting Standards No. 123R, Share-based payments, which mandated the expensing of stock options. As a result, AWBC recorded $0.2 million of expense related to stock options.

•	Foreclosed real estate and other foreclosed assets expense increased due mainly to a $0.3 million writedown of one property.

•	Other expenses increased from the similar quarter of the prior year due mainly to increased advertising costs, acquisition related expenses, training costs and various other expense increases related to the increased volume of activities.

Noninterest expense for the quarter ended December 31, 2005 was $11.2 million. The $0.5 million increase compared to the quarter ended March 31, 2006 consists of higher salaries and employee benefits of $0.3 million and an increase in foreclosed real estate and other foreclosed assets expense of $0.3 million which were partially offset by declines in other expenses.

The efficiency ratio rose to 77.90% during the first quarter of 2006 compared to the same quarter of the prior year of 62.24% as a result of the combination of higher expenses and stable net interest income. AWBC management believes that initiatives taken during 2005 and early 2006 plus cost savings related to the CTB acquisition will lead to an improved efficiency ratio going forward. These initiatives include having brought the organization into compliance with regulatory directives during 2005, Sarbanes-Oxley compliance, new training and marketing programs related to the rollout of products and the integration of CTB, upgrading infrastructure with new technology, redirecting the culture of the organization toward a relationship vs. a transactional business focus, launching private client services, and expanding residential and construction lending.

AWBC – 2006 Q1 Earnings

April 25, 2006

INCOME TAXES:

The effective tax rate for the quarter ended March 31, 2006 was 34.8% which compares to the prior quarter ended March 31, 2005 effective rate of 33.3%. The effective tax rate during 2005 was lower than normal due to recognition of historical rehabilitation tax credits.

BUSINESS SUMMARY:

AmericanWest Bancorporation is a community bank holding company with 44 locations in Eastern and Central Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This press release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA). Such forward looking statements include but are not limited to the Company’s ability to continue loan growth, improve credit quality, recognize the anticipated benefits from the acquisition of CTB, and achieve anticipated revenue growth. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.

Additional Information and Where to Find It:

Investors and security holders may obtain and are urged to carefully review and consider AWBC’s public filings with the SEC. The documents filed by AWBC with the SEC may be obtained free of charge at AWBC’s website at www.awbank.net or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from AWBC by requesting them in writing at AmericanWest Bank, 41 W. Riverside Avenue, Suite 400, Spokane, Washington 99201, or by telephone at 509-232-1536.

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AWBC – 2006 Q1 Earnings

April 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	For the three months ended:			12/31/2005 $ Change	3/31/2005 $ Change
	3/31/2006	12/31/2005	3/31/2005
Consolidated Statements of Income:
INTEREST INCOME
Interest and fees on loans	$18,857	$18,715	$16,515	$142	$2,342
Interest on securities	458	285	343	173	115
Other interest income	51	182	10	(131)	41

TOTAL INTEREST INCOME	19,366	19,182	16,868	184	2,498

INTEREST EXPENSE
Interest on deposits	5,036	4,626	3,027	410	2,009
Interest on borrowings	1,107	798	568	309	539

TOTAL INTEREST EXPENSE	6,143	5,424	3,595	719	2,548

NET INTEREST INCOME	13,223	13,758	13,273	(535)	(50)
Provision for loan losses	782	—	1,075	782	(293)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	12,441	13,758	12,198	(1,317)	243

NONINTEREST INCOME
Fees and service charges	1,166	1,353	1,123	(187)	43
Brokered fee income	280	283	468	(3)	(188)
Other	310	916	442	(606)	(132)

TOTAL NONINTEREST INCOME	1,756	2,552	2,033	(796)	(277)

NONINTEREST EXPENSE
Salaries and employee benefits	6,891	6,561	5,549	330	1,342
Occupancy expense, net	924	897	1,045	27	(121)
Equipment expense	887	741	799	146	88
State business and occupation tax	254	267	223	(13)	31
Foreclosed real estate and other foreclosed assets expense	426	125	66	301	360
Intangible assets amortization	100	62	63	38	37
Other	2,186	2,567	1,781	(381)	405

TOTAL NONINTEREST EXPENSE	11,668	11,220	9,526	448	2,142

INCOME BEFORE PROVISION FOR INCOME TAX	2,529	5,090	4,705	(2,561)	(2,176)
PROVISION FOR INCOME TAXES	880	1,123	1,566	(243)	(686)

NET INCOME	$1,649	$3,967	$3,139	(2,318)	(1,490)

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AWBC – 2006 Q1 Earnings

April 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	3/31/2006	12/31/2005	3/31/2005
Share Data:
Basic earnings per share	$0.15	$0.38	$0.30
Diluted earnings per share	$0.15	$0.37	$0.30
Basic weighted average shares outstanding	10,641,585	10,451,783	10,338,025
Diluted weighted average shares outstanding	10,880,915	10,614,101	10,490,197
Ending book value per share	$12.84	$11.58	$10.50
Ending tangible book value per share	$9.15	$10.20	$9.09
Ending shares outstanding	11,248,334	10,490,907	10,377,148

	Three Months Ended
	3/31/2006	12/31/2005	3/31/2005
Financial Ratios, annualized:
Return on average assets	0.59%	1.41%	1.23%
Return on average equity	5.32%	13.35%	11.84%
Efficiency ratio	77.90%	68.79%	62.24%
Noninterest income to average assets	0.63%	0.91%	0.80%
Noninterest expenses to average assets	4.18%	4.00%	3.73%
Net interest margin to average earning assets	5.15%	5.30%	5.65%
Ending shareholders’ equity to assets	10.79%	10.95%	10.68%
Ending tangible shareholders’ equity to assets	7.69%	9.65%	9.24%

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AWBC – 2006 Q1 Earnings

April 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition:

	March 31, 2006	December 31, 2005	$ Change	% Change
ASSETS
Cash and due from banks	$43,386	$40,825	2,561	6.3%
Overnight interest bearing deposits with other banks	6,887	11,119	(4,232)	-38.1%

Cash and cash equivalents	50,273	51,944	(1,671)	-3.2%
Securities, available-for-sale at fair value	45,405	31,364	14,041	44.8%
Loans, net of allowance for loan losses of $14,597 and $14,361, respectively	1,134,047	947,893	186,154	19.6%
Loans, held for sale	1,750	3,395	(1,645)	-48.5%
Accrued interest receivable	7,645	6,969	676	9.7%
FHLB stock	6,319	5,397	922	17.1%
Premises and equipment, net	25,130	21,762	3,368	15.5%
Foreclosed real estate and other foreclosed assets	1,452	2,221	(769)	-34.6%
Bank owned life insurance	19,236	16,987	2,249	13.2%
Goodwill	33,062	12,050	21,012	174.4%
Intangible assets	8,388	2,391	5,997	250.8%
Other assets	5,310	6,761	(1,451)	-21.5%

TOTAL ASSETS	$1,338,017	$1,109,134	228,883	20.6%

LIABILITIES
Noninterest bearing demand deposits	$232,352	$191,192	41,160	21.5%
Interest bearing deposits:
NOW, savings accounts and MMDA	472,811	391,876	80,935	20.7%
Time, $100,000 and over	191,632	149,101	42,531	28.5%
Other time	185,227	165,261	19,966	12.1%

TOTAL DEPOSITS	1,082,022	897,430	184,592	20.6%
Federal Home Loan Bank advances	79,804	70,638	9,166	13.0%
Other borrowings and capital lease obligations	2,154	899	1,255	139.6%
Junior subordinated debt	20,620	10,310	10,310	100.0%
Accrued interest payable	2,191	1,754	437	24.9%
Other liabilities	6,817	6,626	191	2.9%

TOTAL LIABILITIES	1,193,608	987,657	205,951	20.9%
STOCKHOLDERS’ EQUITY
Common stock, no par	124,899	104,667	20,232	19.3%
Retained earnings	19,616	17,967	1,649	9.2%
Unearned compensation	—	(1,095)	1,095	-100.0%
Accumulated other comprehensive loss, net of tax	(106)	(62)	(44)	71.0%

TOTAL STOCKHOLDERS’ EQUITY	144,409	121,477	22,932	18.9%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,338,017	$1,109,134	228,883	20.6%

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AWBC – 2006 Q1 Earnings

April 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	3/31/2006	% of Total	12/31/2005	% of Total
Loan Portfolio:
Commercial real estate	$599,962	52.2%	$501,328	52.1%
Commercial and industrial	280,351	24.4%	226,964	23.6%
Agricultural	147,574	12.8%	119,355	12.4%
Real estate mortgage	63,071	5.5%	58,803	6.1%
Real estate construction	32,274	2.8%	33,906	3.5%
Installment	20,517	1.8%	17,341	1.8%
Bankcards and other	5,576	0.5%	5,186	0.5%

Total loans	1,149,325		962,883
Allowance for loan losses	(14,597)		(14,361)
Deferred loan fees, net of deferred costs	(681)		(629)

Net loans	$1,134,047		$947,893

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AWBC – 2006 Q1 Earnings

April 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	3/31/2006	3/31/2005
Allowance for Loan Losses:
Balance, beginning of year	$14,361	$18,475
Provision charged to operations	782	1,075
Allowance acquired through acquisition	2,068	—
Loans charged-off	(2,727)	(2,675)
Recoveries	113	48

Balance, end of period	$14,597	$16,923

	3/31/2006	12/31/2005	3/31/2005
Nonperforming assets:
Accruing loans over 90 days past due	$27	$31	$46
Nonaccrual loans	15,315	14,452	31,314

Total nonperforming loans	$15,342	$14,483	$31,360
Foreclosed real estate and other foreclosed assets	1,452	2,221	1,940

Total nonperforming assets	$16,794	$16,704	$33,300
Total nonperforming loans to total gross loans	1.33%	1.50%	3.46%
Total nonperforming assets to total assets	1.26%	1.51%	3.26%
Allowance for loan loss to total gross loans	1.27%	1.49%	1.87%
Quarterly chargeoffs to average gross loans, annualized	1.10%	0.77%	1.18%
Quarterly provision to average gross loans, annualized	0.32%	0.00%	0.47%
Allowance for loan loss to nonperforming loans	95.14%	99.16%	53.96%

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AWBC – 2006 Q1 Earnings

April 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Summary of assets and liabilities acquired from Columbia Trust Bancorp:
Cash and cash equivalents	$36,820
Securities	15,937
Loans, net of allowance for loan losses	143,444
Goodwill	21,013
Other intangibles	6,097
Premises and equipment, net	3,022
Other assets	3,629

TOTAL ASSETS	$229,962

Deposits	175,914
FHLB advances and other borrowings	10,566
Junior subordinated debt	3,093
Other liabilities	909

TOTAL LIABILITIES	$190,482

NET ASSETS ACQUIRED	$39,480

AWBC – 2006 Q1 Earnings

April 25, 2006

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	March 31, 2006			December 31, 2005			March 31, 2005
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans	$1,003,622	$18,857	7.62%	$984,936	$18,715	7.54%	$919,350	$16,515	7.29%
Taxable securities	24,903	373	6.07%	18,840	198	4.17%	20,492	230	4.55%
Nontaxable securities	8,290	129	6.31%	8,112	131	6.41%	8,723	138	6.42%
FHLB Stock	5,520	—	0.00%	5,375	—	0.00%	5,375	22	1.66%
Overnight deposits with other banks and other	3,355	51	6.16%	16,155	182	4.47%	1,857	10	2.18%

Total interest earning assets	1,045,690	19,410	7.53%	1,033,418	19,226	7.38%	955,797	16,915	7.18%

Noninterest earning assets	86,908			80,183			79,541

Total assets	$1,132,598			$1,113,601			$1,035,338

Liabilities
Interest bearing demand deposits	$90,299	$142	0.64%	$76,170	$109	0.57%	$63,881	$45	0.29%
Savings deposits	309,715	1,981	2.59%	333,347	1,789	2.13%	366,338	1,372	1.52%
Time deposits	321,602	2,913	3.67%	314,923	2,728	3.44%	257,297	1,610	2.54%

Total interest bearing deposits	721,616	5,036	2.83%	724,440	4,626	2.53%	687,516	3,027	1.79%

Overnight borrowings	16,652	191	4.65%	6,005	66	4.36%	39,764	256	2.61%
Other borrowings	71,028	916	5.23%	61,437	732	4.73%	24,331	312	5.20%

Total interest bearing liabilities	809,296	6,143	3.08%	791,882	5,424	2.72%	751,611	3,595	1.94%

Noninterest bearing demand deposits	188,838			194,976			167,729
Other noninterest bearing liabilities	8,651			8,861			8,506

Total liabilities	1,006,785			995,719			927,846
Stockholders’ Equity	125,813			117,882			107,492

Total liabilities and stockholders’ equity	$1,132,598			$1,113,601			$1,035,338

Net interest income and spread		$13,267	4.45%		$13,802	4.66%		$13,320	5.24%

Net interest margin to average earning assets			5.15%			5.30%			5.65%

The above table includes nonaccrual loans in the average loan balances. Tax exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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